Exhibit 5.1
(212) 701-3000
January 20, 2010
BANC OF AMERICA SECURITIES LLC
WELLS FARGO SECURITIES, LLC
As Representatives of the Underwriters
c/o Wells Fargo Securities, LLC
301 S. College Street
Charlotte, NC 28288
Ladies and Gentlemen:
          As special counsel to Delphi Financial Group, Inc., a Delaware corporation (the “Company”), we are delivering this opinion to you pursuant to Section 7(d) of the Underwriting Agreement dated January 14, 2010 (the “Underwriting Agreement”) among you, as representatives of the underwriters (the “Underwriters”), and the Company, in connection with the issuance and sale of $250,000,000 aggregate principal amount of 7.875% Senior Notes due 2020 (the “Securities”). All capitalized terms used herein but not defined herein have the meanings ascribed to such terms in the Underwriting Agreement.
          A registration statement (No. 333-156284), relating to the Securities, including a prospectus, was filed on Form S-3 with the Securities and Exchange Commission (the “Commission”), and became effective on December 18, 2008. Such registration statement, including information, if any, deemed pursuant to Rule 430A, Rule 430B or Rule 430C under the Securities Act of 1933, as amended (the “Securities Act”), to be part of the registration statement and all documents incorporated by reference therein, is hereinafter referred to as the “Registration Statement.” The preliminary prospectus supplement dated January 13, 2010 (the “Preliminary Prospectus Supplement”) relating to the Securities and the accompanying prospectus dated December 18, 2008 (the “Base Prospectus”), in the form filed pursuant to

Rule 424(b) under the Securities Act, together with the documents incorporated by reference therein, are hereinafter called, collectively, the “Preliminary Prospectus.” The prospectus supplement dated January 14, 2010 (the “Prospectus Supplement”) relating to the Securities and the accompanying Base Prospectus, in the form filed pursuant to Rule 424(b) under the Securities Act, together with the documents incorporated by reference therein, are hereinafter called, collectively, the “Prospectus.”
          In rendering the opinions set forth herein, we have examined originals, photocopies or conformed copies of all such records of the Company and all such agreements, certificates of public officials, certificates of officers and representatives of the Company and such other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures on original documents and the conformity to the originals of all copies submitted to us as conformed or photocopies. We have relied, to the extent we deem such reliance proper, on certificates of officers of the Company and other documents as to factual matters.
          We advise you that, in our opinion:
          (i) The Securities have been duly authorized, executed and issued by the Company and, when authenticated in accordance with the provisions of the Base Indenture and the First Supplemental Indenture and when delivered to and paid for by you in accordance with the terms of the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”), and will be entitled to the benefits of the Indenture.
          (ii) Each of the Base Indenture and the First Supplemental Indenture has been duly authorized by the Company and will be duly qualified under the Trust Indenture Act and, when duly executed by the Trustee and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
          (iii) Except for the registration of the Securities under the Securities Act and such consents, approvals, authorizations, registrations or qualifications as may be required under the Exchange Act and applicable state or foreign securities laws and from FINRA in connection with the purchase and sale of the Securities by the Underwriters (as to which we express no opinion), no consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets is required for the issue and sale of the

Securities, the execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated thereby.
          (iv) The statements made in each of the Preliminary Prospectus and the Prospectus under the captions “Description of Debt Securities” and “Certain United States Federal Income Tax Considerations for Non-United States Holders,” in each case insofar as such statements purport to constitute summaries of the Company’s Securities, the terms of agreements or other documents (including, without limitation, the Company’s charter and by-laws) referred to therein, matters of U.S. federal income tax law or legal conclusions with respect thereto, or other legal matters, constitute accurate summaries of such matters in all material respects.
          We are members of the Bar of the State of New York and do not purport to be experts in or to express any opinion concerning the laws of any jurisdictions other than the laws of the State of New York, the laws of the State of Delaware and the federal laws of the United States of America.
          This letter is solely for your benefit and may not be delivered to, used or relied upon for any other purpose or by any person other than you without our prior written consent.

Very truly yours,
/s/ Cahill Gordon & Reindel LLP